EXHIBIT 99.4

                                                                  EXECUTION COPY


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                                VOTING AGREEMENT


                           DATED AS OF MARCH 25, 2003


                                     BETWEEN


                             RIVERWOOD HOLDING, INC.


                                       AND

                             THE FAMILY STOCKHOLDERS


















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      VOTING AGREEMENT, dated as of March 25, 2003, between RIVERWOOD HOLDING,
INC., a Delaware corporation ("RIVERWOOD"), and the persons listed on signature pages hereof (each, a "FAMILY STOCKHOLDER" and, collectively, the "FAMILY STOCKHOLDERS").

                             W I T N E S S E T H:
                             - - - - - - - - - -

      WHEREAS, each Family Stockholder owns the number of shares of 10% Series B Convertible Preferred Stock, stated value $100.00 per share, of Graphic Packaging International Corporation, a Colorado corporation (the "COMPANY") (the "SERIES B PREFERRED STOCK"), and of Common Stock, par value $0.01 per share, of the Company (including any common stock into which such Series B Preferred Stock may be converted or exchanged after the date hereof, the "COMMON STOCK") set forth opposite such Family Stockholder's name on Schedule A hereto (such shares of Common Stock and Series B Preferred Stock, together with any other shares of capital stock of the Company acquired by any Family Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "SUBJECT SHARES");

      WHEREAS, concurrently with the execution and delivery of this Agreement, Riverwood and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the "MERGER AGREEMENT") providing for the merger of the Company with and into a subsidiary of Riverwood (the "MERGER") upon the terms and subject to the conditions set forth therein;

      WHEREAS, concurrently with the execution and delivery of this Agreement, Riverwood, certain stockholders of Riverwood and the Family Stockholders are entering into a Stockholders Agreement (as the same may from time to time be modified, supplemented or restated, the "STOCKHOLDERS AGREEMENT") with the Company, governing certain of the rights, duties and obligations of the parties thereto relating to their ownership of stock of the Company following the Merger, such agreement to become effective immediately upon the Effective Time (as defined in the Merger Agreement);

      WHEREAS, as a condition and inducement to the Company's willingness to enter into the Merger Agreement, certain stockholders of Riverwood (the "RIVERWOOD STOCKHOLDERS") have given their written consent, dated as of the date hereof, in the form of Exhibit 1(a) to the Merger Agreement, pursuant to which the Riverwood Stockholders have approved, among other things, the adoption of the Merger Agreement; and

      WHEREAS, as a condition and inducement to Riverwood's willingness to enter into the Merger Agreement, the Family Stockholders desire to enter into this Agreement, pursuant to which (I) the Family Stockholders are agreeing, among other things, to vote their shares of Common Stock and Series B Preferred Stock in favor of the adoption of


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the Merger Agreement and, at the Closing (as defined in the Merger Agreement), to convert their shares of Series B Preferred Stock into Common Stock, and (ii) Riverwood is agreeing to make a monetary payment to the Family Stockholders in consideration of such conversion.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                         REPRESENTATIONS AND WARRANTIES
                           OF EACH FAMILY STOCKHOLDER

      Each Family Stockholder, severally and not jointly, represents and warrants to Riverwood as follows:

      Section 1.1 AUTHORITY. Such Family Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Family Stockholder and constitutes a valid and binding obligation of such Family Stockholder enforceable in accordance with its terms. If such Family Stockholder is married and the Subject Shares of such Family Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Family Stockholder's spouse, enforceable against such spouse in accordance with its terms. If such Family Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      Section 1.2 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

          (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Family Stockholder or to such Family Stockholder's property or assets.

          (b) The execution and delivery of this Agreement by such Family Stockholder do not, and the performance of this Agreement by such Family Stockholder


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will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except (I) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Family Stockholder of any of his obligations under this Agreement and (II) that the Family Stockholders shall be required to make an appropriate report pursuant to the HSR Act (as defined in the Merger Agreement) with respect to the transactions contemplated by the Merger Agreement.

      Section 1.3 THE SUBJECT SHARES. Such Family Stockholder is the record and beneficial owner of, or is a trust that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Family Stockholder's name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Family Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Family Stockholder's name on Schedule A hereto. Such Family Stockholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement or the Stockholders Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Family Stockholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a "TRANSFER"), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

      Section 1.4 RELIANCE BY RIVERWOOD. Such Family Stockholder understands and acknowledges that Riverwood is entering into the Merger Agreement in reliance upon such Family Stockholder's execution and delivery of this Agreement.

      Section 1.5 LITIGATION. There is no action, proceeding or investigation pending or threatened against such Family Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Family Stockholder in connection with this Agreement.

      Section 1.6 FINDER'S FEES. No broker, investment bank, financial advisor or other person is entitled to any broker's finder's, financial adviser's or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Family Stockholders.


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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                  OF RIVERWOOD

      Riverwood represents and warrants to each of the Family Stockholders as follows:

      Section 2.1 AUTHORITY. Riverwood has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Riverwood and constitutes a valid and binding obligation of Riverwood enforceable in accordance with its terms.

      Section 2.2 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

           (a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Riverwood or to Riverwood's property or assets.

           (b) The execution and delivery of this Agreement by Riverwood does not, and the performance of this Agreement by Riverwood will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Riverwood of any of its obligations under this Agreement.


                                  ARTICLE III

                            VOTING OF SUBJECT SHARES

      Section 3.1 AGREEMENT TO VOTE. From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Family Stockholder, severally and not jointly, and subject to the provisions of Section 5.1, agrees as follows:

           (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Family



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Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and, subject to Section 4.4, any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

           (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Family Stockholder shall vote (or cause to be voted) its Subject Shares (and each class thereof) against (I) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (II) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Family Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

      Section 3.2 NO SOLICITATION OF TRANSACTIONS. Subject to the terms of
Section 5.1, none of the Family Stockholders nor any of their affiliates shall, directly or indirectly, and each Family Stockholder will instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Family Stockholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Riverwood) conducted heretofore with respect to any of the foregoing. Each Family Stockholder shall promptly advise Riverwood orally and in writing of (X) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Family Stockholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide Riverwood with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (Y) any changes in any such proposal for an Acquisition Proposal or request.


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                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

      Section 4.1 NO DISPOSITION OR ENCUMBRANCE OF SUBJECT SHARES. Except as provided in the next to the last sentence of this Section 4.1, each Family Stockholder agrees not to, directly or indirectly, (I) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (II) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Family Stockholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Family Stockholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Family Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Riverwood,
(I) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Family Stockholder for all purposes of this Agreement. "PERMITTED TRANSFEREE" means, with respect to any Family Stockholder,
(A) any other Family Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Family Stockholder or Adolph Coors, Jr., (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (E) if such Family Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

      Section 4.2 DISCLOSURE. Each of the Family Stockholders hereby permits Riverwood to publish and disclose in the Registration Statement of Riverwood to be filed on Form S-4 with respect to the Merger and all documents and schedules filed with the SEC in connection therewith, such Family Stockholder's identity and ownership of the Subject Shares and, with the prior approval of the Family Representative, the nature of such Family Stockholder's commitments, arrangements and understandings under this Agreement.

      Section 4.3 WAIVER OF APPRAISAL RIGHTS. Each of the Family Stockholders hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Article 113 of the Colorado Business Corporation Act (the "CBCA").


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      Section 4.4 REASONABLE EFFORTS. Each Family Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement; PROVIDED, HOWEVER, that this Section 4.4 shall not require the Family Stockholders to interfere with the composition or actions of the Company's Board of Directors or to acquire additional securities nor provide financing to the Company.

      Section 4.5 FAMILY REPRESENTATIVE. Each Family Stockholder hereby designates and appoints (and each Permitted Transferee of each such Family Stockholder is hereby deemed to have so designated and appointed) Jeffrey H. Coors and, in the case of his inability to act, William K. Coors (the "FAMILY REPRESENTATIVE"), as its attorney-in-fact with full power of substitution for each of them, to serve as the representative of such Family Stockholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Family Stockholder (including the voting of the Subject Shares in accordance with Sections 3.1(a) and (b)), and hereby acknowledges that the Family Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Family Stockholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Family Stockholder. Each such Family Stockholder hereby authorizes (and each such Permitted Transferee of such Family Stockholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Family Stockholder pursuant to this Agreement, except for notices and actions taken by the Family Representative. Riverwood is and will be entitled to rely on any action so taken or any notice given by any Family Representative and is and will be entitled and authorized to give notices only to the Family Representative for any notice contemplated by this Agreement to be given to any such Family Stockholder. A successor to the Family Representative may be chosen by the holders of a majority of the shares held by the Family Stockholders; PROVIDED that notice thereof is given by the new Family Representative to Riverwood.

      Section 4.6 IRREVOCABLE PROXY. Notwithstanding the generality of Section 4.5, each Family Stockholder hereby constitutes and appoints the Family Representative with full power of substitution, as the proxy pursuant to the provisions of Article 107 of the CBCA and attorney of such Family Stockholder, and hereby authorizes and empowers the Family Representative to represent, vote and otherwise act (by voting at any meeting of the stockholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Family Stockholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Family Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the


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immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Family Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Family Stockholder regarding the matters referred to in Sections 3.1(a) and (b).

      Section 4.7 CONVERSION OF PREFERRED.

            (a) At the Closing and immediately prior to the Effective Time (as such terms are defined in the Merger Agreement), the Grover C. Coors Trust shall convert all of the shares of Series B Preferred Stock held by such trust into shares of Common Stock in accordance with the terms of the Articles of Incorporation of the Company as amended by the Company's Board of Directors on August 14, 2000 (the "SHARE Conversion").

            (b) In consideration of the Share Conversion, promptly after such conversion Riverwood shall pay by wire transfer, to an account or accounts specified by not less than three days' notice from the Family Representative to Riverwood, funds in an amount equal to the present value, calculated using a discount rate of 8.5%, of the dividend payments payable to the Series B Preferred Stock from the Effective Time of the Merger through the first date as of which the Company may redeem the Series B Preferred Stock.

      Section 4.8 ADDITIONAL CONSIDERATION.

           (a) In the event that the Merger Agreement shall have been terminated under circumstances where Riverwood is entitled to receive the Termination Fee (as defined in and in accordance with the Merger Agreement), each Family Stockholder shall pay to Riverwood, on demand, an amount equal to such Family Stockholder's pro rata share (based on the number of subject shares held by such stockholder on the date hereof, treating the Series B Preferred Stock on an as converted basis) of (I) 75% of the first $20 million of all Profit (as defined in Section 4.8(b)) earned by the Family Stockholders, collectively, and (II) 50% of the next $40 million of all Profit earned by the Family Stockholders, collectively, in each case from the consummation of any Business Combination (as defined in the Merger Agreement) that is consummated within two years of such termination.

           (b) For purposes of this Section 4.8, the "PROFIT" of the Family Stockholders, collectively, from any Business Combination shall equal (I) the aggregate consideration received by the Family Stockholders pursuant to such Business Combination, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value on the date of the consummation of the Business Combination PLUS (II) the Fair Market Value, determined as of the date of disposition, of all Subject Shares of the Family Stockholders disposed of after the termination of the Merger Agreement and prior to the date of the consummation of the Business Combination MINUS (III) the Fair Market Value of all Subject Shares of the Family


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Stockholders, determined as of (X) the day immediately prior to date of the
Merger Agreement or (Y) the day immediately prior to the date that the Company first receives notice of or otherwise becomes aware of an Acquisition Proposal (as defined in the Merger Agreement), whichever date of determination yields a lower Fair Market Value.

           (c) In the event that (I) prior to the Effective Time, a Superior Proposal shall have been made and (II) the Effective Time of the Merger shall have occurred and Riverwood for any reason shall have increased the amount of the Merger Consideration (as defined in the Merger Agreement) payable over that set forth in the Merger Agreement in effect on the date hereof, the Family Stockholders hereby agree that they will not be entitled to receive, and shall waive any right to receive, 50% of any such additional Merger Consideration that would otherwise have been received by the Family Stockholders, and that the full amount of any such additional Merger Consideration shall be payable by Riverwood only with respect to shares of the Common Stock held by Persons other than the Family Stockholders.

           (d) For purposes of this Section 4.8, the Fair Market Value of any non-cash consideration consisting of:

           (i) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or the NASDAQ/NMS for the ten trading days prior to the date of determination; and

           (ii) consideration which is other than cash or securities of the form specified in clause (i) of this Section 4.8(d) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; PROVIDED, HOWEVER, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; PROVIDED FURTHER, that the fees and expenses of such investment banking firm shall be borne equally by Riverwood, on the one hand, and the Family Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

           (e) Any payment of profit under this Section 4.8 shall (I) if paid in cash, be paid by wire transfer of same day funds to an account designated by Riverwood and (II) if paid through transfer of freely tradeable securities, be paid through delivery of such securities, suitably endorsed for transfer.


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                                   ARTICLE V

                              STOCKHOLDER CAPACITY

      Section 5.1 STOCKHOLDER CAPACITY. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Family Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Family Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Family Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.


                                   ARTICLE VI

                                   TERMINATION

      Section 6.1 TERMINATION. This Agreement shall terminate upon the earlier of (x) the Effective Time and (Y) the termination of the Merger Agreement in accordance with its terms, except that (I) the provisions of Section 4.8 of this Agreement shall survive any such termination and (II) a termination of this Agreement shall not relieve any party from liability for any breach hereof.


                                  ARTICLE VII

                                  MISCELLANEOUS

      Section 7.1 ADDITIONAL SHARES. In the event any Family Stockholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the "ADDITIONAL SECURITIES"), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Family Stockholder agrees not to purchase or in any other manner acquire any Additional Securities, except for (X) the purchase or other acquisition pursuant to Section 4.1 of Common Stock or Series B Preferred Stock that is held by another Family Stockholder as of the date hereof and (Y) with respect to any Family Stockholder who is an employee of the Company, pursuant to a Company Benefit Plan (as defined in the Merger Agreement).

      Section 7.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to


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its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

      Section 7.3 JURISDICTION. Each of the parties hereto irrevocably and unconditionally (I) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of Delaware or the United States District Court for the District of Delaware (each, a "DELAWARE COURT"),
(II) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, and
(III) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

      Section 7.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

      Section 7.5 SPECIFIC PERFORMANCE. Each Family Stockholder acknowledges and agrees that (I) the obligations and agreements of such Family Stockholder contained in this Agreement relate to special, unique and extraordinary matters,
(II) Riverwood is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (III) a violation of any of the terms of such Family Stockholder's obligations or agreements will cause Riverwood irreparable injury for which adequate remedies are not available at law. Therefore, each Family Stockholder agrees that Riverwood shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Family Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Riverwood may have.

      Section 7.6 AMENDMENT, WAIVERS, ETC. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Riverwood and the Family Representative. No provision of this Agreement


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may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

      Section 7.7 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; PROVIDED that (I) any Permitted Transferee acquiring any Subject Shares in accordance with Section
4.1 shall, on the terms provided in Section 4.1, become a "Family Stockholder", and (II) Riverwood may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Riverwood. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

      Section 7.8 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

      Section 7.9 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic confirmation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

        (A) if to Riverwood to:

            Riverwood Holding, Inc.
            3350 Riverwood Parkway
            Suite 1400
            Atlanta, GA  30339
            Attn:  General Counsel
            Telecopy:  (770) 644-2929
            with a copy to:

            Debevoise & Plimpton
            919 Third Avenue
            New York, New York  10022
            Attn.:  Paul S. Bird
            Telecopy:  (212) 909-6836

        (B) if to any Family Stockholder to:

            Coors Family Trust
            Mail Stop VR 900
            P.O. Box 4030
            Golden, CO  80401
            Attn:  Jeffrey H. Coors
            Telecopy:  (303) 277-6887

            with a copy to:

            Davis Graham & Stubbs LLP
            1550 Seventeenth Street,
            Suite 500
            Denver, CO  80202
            Attn.:  Jennings J. Newcom
            Telecopy:  (303) 892-7400

      Section 7.10 REMEDIES. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 7.11 SEVERABILITY. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

      Section 7.12 INTEGRATION. This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

      Section 7.13 SECTION HEADINGS. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      Section 7.14 FURTHER ASSURANCES. From time to time at the request of Riverwood, and without further consideration, each Family Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

      Section 7.15 STOP TRANSFER. Each of the Family Stockholders agrees that such Family Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

      Section 7.16 PUBLIC ANNOUNCEMENTS. Each Family Stockholder will consult with Riverwood before issuing, and provide Riverwood with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including, but not limited to, the New York Stock Exchange).

      Section 7.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.


                                  RIVERWOOD HOLDING, INC.



                                  By: /S/ STEPHEN M. HUMPHREY
                                     -----------------------------------------
                                     Name:  Stephen M. Humphrey
                                     Title:  President and Chief Executive
                                             Officer




The undersigned each hereby (I) acknowledges and accepts his appointment as a Family
Representative pursuant to Section 4.5
and the grant of the proxy referred to in
Section 4.6, and (II) agrees and confirms that he will vote all Subject Shares in accordance with Sections 3.1(a) and (b):

/S/ JEFFREY H. COORS
-------------------------------
Name:  Jeffrey H. Coors


/S/ WILLIAM K. COORS
-------------------------------
Name:  William K. Coors

                                    ADOLPH COORS FOUNDATION, except with respect to Section 4.8 of the Voting Agreement, which shall not be applicable to such foundation


                                  By:/S/ WILLIAM K. COORS
                                     -----------------------------------------
                                         William K. Coors

                        /S/ WILLIAM K. COORS
                        ----------------------------------------
                        WILLIAM K. COORS as Trustee of Adolph
                        Coors, Jr. Trust dated September 12,
                        1969, Grover C. Coors Trust dated
                        August 7, 1952, Herman F. Coors Trust
                        dated July 5, 1946, May Kistler Coors
                        Trust dated September 24, 1965, Augusta
                        Coors Collbran Trust dated July 5, 1946,
                        Bertha Coors Munroe Trust dated July 5,
                        1946, Louise Coors Porter Trust dated
                        July 5, 1946, Joseph Coors Trust dated
                        December 14, 1988, Janet H. Coors
                        Irrevocable Trust FBO Frances M. Baker
                        dated July 27, 1976, Janet H. Coors
                        Irrevocable Trust FBO Frank E. Ferrin
                        dated July 27, 1976, Janet H. Coors
                        Irrevocable Trust FBO Joseph J. Ferrin
                        dated July 27, 1976


                        /S/ JOSEPH COORS, JR.
                        ----------------------------------------
                        JOSEPH COORS, JR. as Trustee of May
                        Kistler Coors Trust dated September 24,
                        1965, Herman F. Coors Trust dated
                        July 5, 1946, Augusta Coors Collbran
                        Trust dated July 5, 1946, Bertha Coors
                        Munroe Trust dated July 5, 1946, Louise
                        Coors Porter Trust dated July 5, 1946,
                        Joseph Coors Trust dated December 14,
                        1988, Grover C. Coors Trust dated
                        September 12, 1969

                        /S/ JEFFREY H. COORS
                        ----------------------------------------
                        JEFFREY H. COORS as Trustee of Adolph
                        Coors, Jr. Trust dated September 12,
                        1969, May Kistler Coors Trust dated
                        September 24, 1965, Grover C. Coors
                        Trust dated August 7, 1952, Herman F.
                        Coors Trust dated July 5, 1946, Augusta
                        Coors Collbran Trust dated July 5, 1946,
                        Bertha Coors Munroe Trust dated July 5,
                        1946, Louise Coors Porter Trust dated
                        July 5, 1946, Joseph Coors Trust dated
                        December 14, 1988, Janet H. Coors
                        Irrevocable Trust FBO Frances M. Baker
                        dated July 27, 1976, Janet H. Coors
                        Irrevocable Trust FBO Frank E. Ferrin
                        dated July 27, 1976, Janet H. Coors
                        Irrevocable Trust FBO Joseph J. Ferrin
                        dated July 27, 1976


                        /S/ PETER H. COORS
                        ----------------------------------------
                        PETER H. COORS as Trustee of Adolph
                        Coors, Jr. Trust dated September 12,
                        1969, May Kistler Coors Trust dated
                        September 24, 1965, Grover C. Coors
                        Trust dated August 7, 1952, Herman F.
                        Coors Trust dated July 5, 1946, Augusta
                        Coors Collbran Trust dated July 5, 1946,
                        Bertha Coors Munroe Trust dated July 5,
                        1946, Louise Coors Porter Trust dated
                        July 5, 1946, Joseph Coors Trust dated
                        December 14, 1988, Janet H. Coors
                        Irrevocable Trust FBO Frances M. Baker
                        dated July 27, 1976, Janet H. Coors
                        Irrevocable Trust FBO Frank E. Ferrin
                        dated July 27, 1976, Janet H. Coors
                        Irrevocable Trust FBO Joseph J. Ferrin
                        dated July 27, 1976

                        /S/ JOHN K. COORS
                        ----------------------------------------
                        JOHN K. COORS as Trustee of May Kistler
                        Coors Trust dated September 24, 1965,
                        Grover C. Coors Trust dated August 7,
                        1952, Herman F. Coors Trust dated
                        July 5, 1946, Augusta Coors Collbran
                        Trust dated July 5, 1946, Bertha Coors
                        Munroe Trust dated July 5, 1946, Louise
                        Coors Porter Trust dated July 5, 1946


                        /S/ DARDEN K. COORS
                        ----------------------------------------
                        DARDEN K. COORS as Trustee of Herman F.
                        Coors Trust dated July 5, 1946


                        /S/ MELISSA E. COORS
                        ----------------------------------------
                        MELISSA E. COORS as Trustee of Adolph
                        Coors, Jr. Trust dated September 12, 1969


                        /S/ J. BRADFORD COORS
                        ----------------------------------------
                        J. BRADFORD COORS as Trustee of Adolph
                        Coors, Jr. Trust dated September 12, 1969


                        /S/ JOHN K. COORS
                        ----------------------------------------
                        JOHN K. COORS, Individually


                        /S/ JOSEPH COORS, JR.
                        ----------------------------------------
                        JOSEPH COORS, JR., Individually


                        /S/ WILLIAM K. COORS
                        ----------------------------------------
                        WILLIAM K. COORS, Individually


                        /S/ JEFFREY H. COORS
                        ----------------------------------------
                        JEFFREY H. COORS, Individually


                        /S/ PETER H. COORS
                        ----------------------------------------
                        PETER H. COORS, Individually

                        /S/ DARDEN K. COORS
                        ----------------------------------------
                        DARDEN K. COORS, Individually

21466448v11
                                  Schedule A to
                                Voting Agreement

                           OWNERSHIP OF SUBJECT SHARES


                                                           Shares of
                                        Shares of      Series B Preferred
            Stockholder                Common Stock          Stock
-----------------------------------   --------------   ---------------------
ADOLPH COORS, JR. TRUST dated           2,800,000              --
September 12, 1969

AUGUST COORS COLLBRAN TRUST dated       1,015,350              --
July 5, 1946

BERTHA COORS MUNROE TRUST dated         1,140,490              --
July 5, 1946

GROVER C. COORS TRUST dated             2,727,016         1,000,000(1)
August 7, 1952

HERMAN F. COORS TRUST dated July 5,     1,435,000              --
1946

JANET H. COORS IRREVOCABLE TRUST           59,356              --
FBO FRANCES M. BAKER dated July 27,
1976

JANET H. COORS IRREVOCABLE TRUST           59,354              --
FBO FRANK E. FERRIN dated July 27,
1976

JANET H. COORS IRREVOCABLE TRUST           59,354              --
FBO JOSEPH J. FERRIN dated July 27,
1976

JOSEPH COORS TRUST dated                  250,000              --
December 14, 1988

LOUISE COORS PORTER TRUST dated           920,220              --
July 5, 1946

MAY KISTLER COORS TRUST dated           1,726,652              --
September 24, 1965


--------------------


1     Convertible into 48,484,848 shares of Common Stock.



                                 Sch A - Page 1

DARDEN K. COORS                             4,830(2)           --

JEFFREY H. COORS                          288,227(3)           --

JOHN K. COORS                               2,375              --

JOSEPH COORS, JR.                           3,565(4)           --

PETER H. COORS                              9,074              --

WILLIAM K. COORS                          153,691(5)           --

ADOLPH COORS FOUNDATION                   857,744              --



--------------------

2 Includes 3,644 shares held in 401(k) Plan. Does not include 11,138 shares held in options.

3 Includes 140,590 shares held in 401(k) Plan; 250 shares held in PAYSOP; and 86,885 shares that have been issued and will be fully vested by 12/10/06 over which Mr. Coors has voting rights. Does not include 226,321 unissued shares held in deferred compensation plan; 300,000 unissued shares held in long term incentive plan; 1,603,489 shares held in options; or 30,400 shares held indirectly by partner.

4     Includes 194 shares held in PAYSOP.

5     Does not include 6,184 shares held in options.



                                 Sch A - Page 2